Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 filed pursuant to Rule 462 (b) under the Securities Act of 1933 of Iron Mountain Incorporated of our report dated March 8, 2004, relating to the consolidated financial statements of Iron Mountain Europe Limited for the year ended October 31, 2003 (which report expresses an unqualified opinion), appearing in the Current Report on Form 8-K dated May 22, 2006 of Iron Mountain Incorporated, which is incorporated by reference in the Prospectus included in Registration Statement No. 333-126932.

/s/ RSM Robson Rhodes LLP
Birmingham, England

January 10, 2007